Exhibit 10.99

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment Agreement”), is dated as of October 11, 2016, by and between COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Company”), and ROBERT G. DEUSTER (“Executive”), with reference to the following:

R E C I T A L S:

A.     Executive is employed as Chief Executive Officer of the Company under an Employment Agreement dated as of October 10, 2012, which has been amended on three previous occasions, most recently to extend the term of that Agreement for a one year period to October 15, 2016 (and, as so amended, the “Employment Agreement”); and

B.     The Company and Executive desire to further amend the Employment Agreement as and to the extent provided hereinafter in this Amendment Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Amendment Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed as follows:

1.     Extension of the Term of Employment. The term of Executive’s employment under the Employment Agreement is hereby extended for an additional one year period and, therefore, shall continue in effect until October 15, 2017, unless the Executive’s employment is either (i) further extended by mutual written agreement of the parties, or (ii) sooner terminated pursuant to any of the provisions of Section 5 or Section 6 of the Employment Agreement.

2.     Section 5.4(a) of Employment Agreement. Section 5.4(a) of the Employment Agreement, as in effect immediately prior hereto, is hereby amended to read in its entirety as follows:

“(a)     Salary Continuation. The Company shall continue to pay Executive (or in the case of his death, to his heirs) his salary, at the rate in effect on the date of such termination of employment, for the then remaining original term of his employment as set forth in Section 3 above, but in no event for more than two (2) months following the effective date of such termination of employment (the “Salary Continuation Period”), with such payments (“salary continuation payments) to be made by the Company to Executive (or his estate or heirs, as the case may be) in twice-monthly equal installments, less required taxes and withholdings, on the Company’s regular payroll dates and in accordance with the Company’s customary payroll procedures as then in effect. Each salary continuation payment shall be considered a separate payment for purposes of Section 409A of the IRC, including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) promulgated under the IRC.”

3.     Amendment of Provisions Relating to Continuation of Medical Insurance Benefits.

3.1     Section 5.4(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(b)     Continuation of Medical Insurance. Upon a timely election of continuation coverage under COBRA by Executive or, in the case of a termination due to his death, by his dependents who were “covered dependents” under the Company’s group health insurance plan or program, the Company will pay, for the Insurance Continuation Period (as hereinafter defined), one hundred percent (100%) of Executive’s COBRA premiums for the continuation of medical insurance coverage under the Company’s group health insurance plan, as in effect on the day immediately preceding the effective date of any termination of Executive’s employment without Cause or for Good Reason, or due to his death or disability (the “Medical Insurance Continuation Benefit”). For purposes of this Section 5.4(b), the term “Insurance Continuation Period” shall mean the shorter of (i) the Salary Continuation Period, as defined in Section 5.4(a) above, or (ii) the period ending on the date Executive obtains employment with another employer that makes group health insurance available to him and his dependents. Notwithstanding the foregoing, if the Company determines that it cannot provide the Medical Insurance Continuation Benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”)), the Company shall, in lieu thereof, pay Executive taxable cash amounts equal to the Medical Insurance Continuation Benefit, which payments shall be made whether or not the Executive or Executive’s eligible dependents elect COBRA continuation coverage or pay premiums for continued COBRA coverage (the “Medical Benefit Payments”), provided that such Payments shall be made solely if and to the extent permitted under the ACA and related administrative guidance. The Medical Benefit Payments shall be paid to Executive in installments on the same schedule that the Medical Insurance Continuation Benefit would otherwise have been paid to Executive and shall be paid until the expiration of the Insurance Continuation Period. Each payment under this Section 5.4(b) shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Code.”

3.2     As a result of the foregoing amendment to Section 5.4(b) of the Employment Agreement, Section 6.2(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(c)     Medical Insurance Continuation Benefit/Medical Payments Benefit. The Medical Insurance Continuation Benefit or the Medical Benefit Payments (as applicable) in accordance with Section 5.4(b) above.”

4.     No Other Changes. The Employment Agreement shall remain in full force and effect and, except as amended by this Amendment Agreement, shall remain unchanged.

5.     Confirmation of Performance. Each party hereto represents that the other party has performed those of its obligations required to have been performed on or prior to the date hereof by such other party under the Employment Agreement and such other party has not breached and is not in breach of the Employment Agreement.

6.     Miscellaneous.

6.1     Construction. This Amendment Agreement is the result of arms-length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason.

6.2     Entire Agreement. This Amendment Agreement contains all of the agreements of the parties relating to, and supersedes all prior agreements or understandings, written or oral, between the parties regarding, the subject matter hereof.

6.3     Binding on Successors. Subject to the provisions of Section 9.8 of the Employment Agreement (entitled “No Assignment”), which provisions are incorporated herein by this reference, this Amendment Agreement shall be binding on the parties and their respective heirs, legal representatives and successors and assigns.

6.4     Headings. Section and paragraph headings in this Amendment Agreement are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Amendment Agreement.

6.5     Severability. If any provision of this Amendment Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired in any way as a result thereof.

6.6     Governing Law. This Amendment Agreement is made in and shall be construed and interpreted according to and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

6.7     Counterparts. This Amendment Agreement may be executed by the parties in separate counterparts, and each of such signed counterparts, including any photocopies or facsimile or digital copies thereof, shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Agreement as of the day and date first above written:

The Company:	COLLECTORS UNIVERSE, INC.

	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

Executive:		/s/ ROBERT G. DEUSTER
Robert G. Deuster

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